Exhibit 99.1

Contact:	Baker Hughes Incorporated
Gary R. Flaharty (713) 439-8039	P.O. Box 4740
H. Gene Shiels (713) 439-8822	Houston, Texas 77210-4740
Baker Hughes Announces First Quarter Results
     HOUSTON, Texas – April 22, 2008. Baker Hughes Incorporated (BHI – NYSE; EBS) today announced that net income for the first quarter 2008 was $395.0 million or $1.27 per diluted share compared to $374.7 million or $1.17 per diluted share for the first quarter 2007 and $400.5 million or $1.26 per diluted share for the fourth quarter 2007. Net income for the first quarter 2008 includes a pre-tax gain of $28.2 million (approximately $18.4 million after-tax or $0.06 per diluted share) from the sale of the Completion and Production segment’s Surface Safety Systems (“SSS”) product line.
     Revenue for the first quarter 2008 was $2,670.4 million up 8% compared to $2,472.8 million for the first quarter 2007 and down 3% compared to $2,740.3 million for the fourth quarter 2007. North America revenue for the first quarter 2008 was up 8% compared to the first quarter 2007 and up 4% compared to the fourth quarter 2007. Outside of North America revenue for the first quarter 2008 was up 8% compared to the first quarter 2007 and down 7% compared to the fourth quarter 2007.
     Chad C. Deaton, Baker Hughes chairman, president, and chief executive officer said, “Results from North America were better than expected. Improving fundamentals for natural gas reflected in lower storage levels, higher natural gas prices, increased oil-directed drilling, and announcements by E&P operators of spending increases support higher drilling activity and additional opportunities for Baker Hughes in North America in the second half of 2008.
     “Outside North America our results reflected the expected seasonal declines in export shipments at Baker Oil Tools and Centrilift and typical weather driven seasonality in the North Sea and Russia. We continue to expect revenue outside of North America to increase in a percentage range from the low to mid-teens in 2008 compared to 2007.

     “Sequentially, we maintained the operating margin in our Drilling and Evaluation segment while the Completion and Production segment operating margin declined as expected due to seasonal factors.
     “We continue to execute our long-term strategy focusing on investment in infrastructure, people and technology. This quarter we opened several new facilities, including our Center for Technology Innovation in Houston and our Middle East Asia Pacific Region Headquarters and Training Center in Dubai, as well as new operations centers in Brazil, Malaysia, Ecuador, Texas and California.
     “As we have said, our strategy also includes building our reservoir capabilities. Therefore, I am pleased that we have acquired two premier reservoir technology and consulting firms – Gaffney, Cline and Associates and GeoMechanics International — to enhance our ability to work with customers beyond the wellbore. This positions Baker Hughes to combine reservoir technology and consulting with our existing technologies and services for drilling, formation evaluation, completion and production. It will also enhance our competitive position with respect to integrated projects.”
     During the first quarter of 2008, debt increased $461.6 million to $1,546.4 million, and cash and short-term investments decreased $24.0 million to $1,030.4 million compared to the fourth quarter of 2007. In the first quarter 2008, the company’s capital expenditures were $226.6 million, depreciation and amortization expense was $146.8 million and dividend payments were $40.6 million.
     During the first quarter of 2008, the company repurchased 8.2 million shares of common stock at an average price of $68.97 per share for a total of $567.8 million. At the end of the first quarter of 2008, the company had authorization remaining to repurchase approximately $256.2 million in common stock.

     Financial Information
Consolidated Statements of Operations

	Three Months Ended
(In millions, except per share amounts)	March 31,		December 31,
UNAUDITED	2008	2007	2007
Revenues:
Sales	$1,253.3	$1,200.9	$1,351.3
Services and rentals	1,417.1	1,271.9	1,389.0

Total revenues	2,670.4	2,472.8	2,740.3

Costs and Expenses:
Cost of sales[1]	865.4	819.7	917.3
Cost of services and rentals[1]	904.0	780.4	890.8
Research and engineering	102.3	91.6	93.5
Marketing, general and administrative[1]	250.5	220.9	240.8

Total costs and expenses	2,122.2	1,912.6	2,142.4

Operating income	548.2	560.2	597.9
Equity in income of affiliates	0.5	0.2	0.8
Gain on sale of product line	28.2	—	—
Interest expense	(15.7)	(16.8)	(16.4)
Interest and dividend income	8.0	11.5	11.1

Income before income taxes	569.2	555.1	593.4
Income taxes	(174.2)	(180.4)	(192.9)

Net income	$395.0	$374.7	$400.5

Basic earnings per share	$1.28	$1.17	$1.27

Diluted earnings per share	$1.27	$1.17	$1.26

Weighted average shares outstanding, basic	309.7	319.1	316.3
Weighted average shares outstanding, diluted	311.2	321.0	318.3

Depreciation and amortization expense	$146.8	$119.8	$140.9

Capital expenditures	$226.6	$262.0	$315.9

[1]	Effective in the fourth quarter of 2007 the company began classifying certain expenses as cost of sales or cost of services and rentals that were previously classified in Selling, General and Administrative (now Marketing, General and Administrative). The reclassified expenses generally relate to sales and field service costs which are closely related to operating activities. The impact of these reclassifications is to decrease Marketing, General and Administrative expense by $116.4 million and add $86.3 million to cost of sales and $30.1 million to cost of services and rentals in the first quarter 2007 and to decrease Marketing, General and Administrative expense by $131.4 million and add $96.1 million to cost of sales and $35.3 million to cost of services and rentals in the fourth quarter 2007. Information on historic periods not referenced in this news release for 2005 through 2007 by quarter can be found on our website at www.bakerhughes.com/investor in the “Financial Information” section.

Calculation of EBIT and EBITDA (non-GAAP measures)1

	Three Months Ended
UNAUDITED	March 31,		December 31,
(In millions)	2008	2007	2007
Income before income taxes	$569.2	$555.1	$593.4
Gain on sale of product line[2]	(28.2)	—	—
Interest expense	15.7	16.8	16.4

Earnings before interest expense and taxes (EBIT)	556.7	571.9	609.8
Depreciation and amortization expense	146.8	119.8	140.9

Earnings before interest expense, taxes, depreciation and amortization (EBITDA)	$703.5	$691.7	$750.7

[1]	EBIT and EBITDA (as defined in the calculations above) are non-GAAP measurements. Management uses EBIT and EBITDA because it believes that such measurements are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and that these measurements may be used by investors to make informed investment decisions.

[2]	Gain of $28.2 million (approximately $18.4 million after tax or $0.06 per diluted share) on the sale of the Completion and Production segment’s Surface Safety Systems (“SSS”) product line.

Consolidated Balance Sheets

	UNAUDITED	AUDITED
(In millions)	March 31, 2008	December 31, 2007

ASSETS
Current Assets:
Cash and cash equivalents	$1,030.4	$1,054.4
Accounts receivable, net	2,424.0	2,382.9
Inventories	1,851.9	1,714.4
Deferred income taxes	181.5	181.5
Other current assets	135.5	122.4

Total current assets	5,623.3	5,455.6

Property, plant and equipment	2,406.9	2,344.6
Goodwill	1,352.3	1,354.2
Intangible assets, net	172.1	176.6
Other assets	522.7	525.6

Total assets	$10,077.3	$9,856.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$688.7	$704.2
Short-term borrowings and current portion of long-term debt	506.7	15.4
Accrued employee compensation	383.5	456.8
Income taxes payable	225.7	190.9
Other accrued liabilities	212.3	250.6

Total current liabilities	2,016.9	1,617.9

Long-term debt	1,039.7	1,069.4
Deferred income taxes and other tax liabilities	433.7	415.6
Liabilities for pensions and other postretirement benefits	329.5	332.1
Other liabilities	94.0	116.0

Stockholders’ Equity:
Common stock	308.0	315.4
Capital in excess of par value	704.0	1,216.1
Retained earnings	5,172.8	4,818.3
Accumulated other comprehensive loss	(21.3)	(44.2)

Total stockholders’ equity	6,163.5	6,305.6

Total liabilities and stockholders’ equity	$10,077.3	$9,856.6

Segment Highlights
     We report our results under two segments, Drilling and Evaluation and Completion and Production. Operational highlights for the three months ended March 31, 2008, March 31, 2007, and December 31, 2007, are detailed below. All results are unaudited and shown in millions.
Comparison of Quarters — Year over Year

(For the Three Months Ended March 31, 2008 and 2007)
	Revenue		Profit Before Tax
	Q1 2008	Q1 2007	Q1 2008	Q1 2007

Drilling and Evaluation	$1,390.9	$1,288.5	$349.5	$365.1
Completion and Production	1,279.5	1,184.2	263.1	245.0

Oilfield Operations	2,670.4	2,472.7	612.6	610.1

Gain on sale of product line[1]	—	—	28.2	—
Interest expense	—	—	(15.7)	(16.8)
Interest and dividend income	—	—	8.0	11.5
Corporate and other[2]	—	0.1	(63.9)	(49.7)

Total	$2,670.4	$2,472.8	$569.2	$555.1

Comparison of Quarters — Sequential

(For the Three Months Ended March 31, 2008 and December 31, 2007)
	Revenue		Profit Before Tax
	Q1 2008	Q4 2007	Q1 2008	Q4 2007

Drilling and Evaluation	$1,390.9	$1,370.0	$349.5	$347.4
Completion and Production	1,279.5	1,370.3	263.1	314.8

Oilfield Operations	2,670.4	2,740.3	612.6	662.2

Gain on sale of product line[1]	—	—	28.2	—
Interest expense	—	—	(15.7)	(16.4)
Interest and dividend income	—	—	8.0	11.1
Corporate and other[2]	—	—	(63.9)	(63.5)

Total	$2,670.4	$2,740.3	$569.2	$593.4

[1]	Profit before tax includes a gain of $28.2 million (approximately $18.4 million after tax or $0.06 per diluted share) for the gain on the sale of the Completion and Production segment’s Surface Safety Systems (“SSS”) product line in February 2008. The non-GAAP measure “Operating profit before tax” discussed below excludes this gain as does the non-GAAP measure “pre-tax operating margin” (operating profit before tax / revenue). The company believes that excluding the gain from the sale of a product line in these calculations is useful to investors because it is a consistent measure of the underlying results of the company’s business. Furthermore, management uses operating profit internally as a measure of the performance of the company’s operations.

[2]	Effective in the fourth quarter of 2007 the company began allocating certain expenses previously reported in Corporate and Other, to the Drilling and Evaluation and Completion and Production segments. These expenses consist of administrative operations support costs and totaled approximately $2.9 million and $4.8 million in the first and fourth quarters of 2007, respectively. Information on historic periods not referenced in this news release for 2005 through 2007 by quarter can be found on our website at www.bakerhughes.com/investor in the “Financial Information” section.

Comparison of Revenue
(For the Three Months Ended March 31, 2008 Compared to the
Three Months Ended March 31, 2007 and December 31, 2007)
UNAUDITED

	March 31, 2007	December 31, 2007

Baker Atlas	10%	5%
Baker Hughes Drilling Fluids	8%	(1)%
Hughes Christensen	13%	2%
INTEQ	5%	0%

Drilling & Evaluation Segment	8%	2%
Baker Oil Tools	0%	(10)%
Baker Petrolite	18%	4%
Centrilift	17%	(12)%

Completion & Production Segment[1]	8%	(7)%
Oilfield Operations	8%	(3)%

[1]	Includes the ProductionQuest business unit.
Oilfield Operations
     Oilfield Operations revenue was up 8% in the first quarter 2008 compared to the first quarter 2007, and down 3% sequentially compared to the fourth quarter 2007. Operating profit before tax was flat compared to the first quarter of 2007 and down 7% sequentially compared to the fourth quarter of 2007. The pre-tax operating margin in the first quarter 2008 was 23% compared to 25% in the first quarter 2007 and 24% in the fourth quarter 2007.
Drilling and Evaluation
     Drilling and Evaluation revenue was up 8% in the first quarter 2008 compared to the first quarter 2007, and up 2% sequentially compared to the fourth quarter of 2007. Operating profit before tax in the first quarter 2008 was down 4% compared to the first quarter of 2007 and up 1% compared to the fourth quarter 2007. The pre-tax operating margin in the first quarter 2008 was 25% compared to 28% in the first quarter 2007 and 25% in the fourth quarter 2007.
Completion and Production
     Completion and Production revenue was up 8% in the first quarter 2008 compared to the first quarter 2007 and down 7% sequentially compared to the fourth quarter 2007 from the expected decline in export sales in the first quarter 2008. Operating profit before tax in the first quarter 2008 was up 7% compared to the first quarter 2007 and down 16% compared to the fourth quarter 2007. The pre-tax operating margin in the first quarter 2008 and 2007 was 21% compared to 23% in the fourth quarter 2007.
Revenue by Geography
Revenue by Geography
(For the Three Months Ended March 31, 2008 Compared to the
Three Months Ended March 31, 2007 and December 31, 2007)
UNAUDITED

			Europe,
	North	Latin	Africa, Russia,	Middle East,	Oilfield
Three Months Ended	America[1]	America[2]	Caspian[3]	Asia Pacific[4]	Operations

March 31, 2008	$1,162.3	$254.1	$756.8	$497.2	$2,670.4
March 31, 2007	1,072.7	232.7	703.5	463.8	2,472.7

$ Increase	$89.6	$21.4	$53.3	$33.4	$197.7
% Increase	8%	9%	8%	7%	8%

			Europe, Africa,
	North	Latin	Russia,	Middle East, Asia	Oilfield
Three Months Ended	America[1]	America[2]	Caspian[3]	Pacific[4]	Operations

March 31, 2008	$1,162.3	$254.1	$756.8	$497.2	$2,670.4
December 31, 2007	1,115.5	257.7	804.1	563.0	2,740.3

$ Increase (decrease)	$46.8	$(3.6)	$(47.3)	$(65.8)	$(69.9)
% Increase (decrease)	4%	(1)%	(6)%	(12)%	(3)%

[1]	United States and Canada.

[2]	Mexico, Central America and South America.

[3]	Europe, Africa, Russia and the Caspian area, excluding Egypt.

[4]	Middle East and Asia Pacific, including Egypt.

North America
     North America revenue increased 8% in the first quarter 2008 compared to the first quarter 2007 and increased 4% compared to the fourth quarter 2007. In North America, comparing the first quarter 2008 to the first quarter 2007, revenue from our U.S. land operations increased 16% compared to a rig count which increased 4%; U.S. offshore revenue decreased 10% compared to a rig count which decreased 30%; and Canada revenue increased 4% compared to a 1% decrease in the rig count.
Latin America
     Latin America revenue increased 9% in the first quarter of 2008 compared to the first quarter of 2007 and compared to a 5% increase in the rig count. Drilling and Evaluation revenue from Brazil increased significantly compared to both the first quarter 2007 and fourth quarter 2007. Revenue decreased 1% compared to the fourth quarter 2007 reflecting the expected seasonal decline in Completion and Production export sales.
Europe Africa Russia Caspian
     Europe, Africa, Russia, and Caspian revenue increased 8% in the first quarter 2008 compared to the first quarter 2007, and decreased 6% sequentially compared to the fourth quarter 2007. Russia and Caspian area revenue was up over 55% in the first quarter 2008 compared to first quarter 2007 and down 17% compared to the fourth quarter 2007 reflecting expected seasonal activity trends in the area. Europe revenue was up 3% in the first quarter 2008 compared to the first quarter 2007 and compared to a decrease of 16% in the North Sea rig count; and down 4% compared to the fourth quarter 2007 and compared to a decrease of 5% in the North Sea rig count. The sequential decline reflected weather-driven reductions in activity in the North Sea. Africa revenue was down 8% in the first quarter 2008 compared to the first quarter 2007 and compared to a 1% decrease in the rig count and up 1% compared to the fourth quarter 2007 and compared to a 8% decrease in the rig count. The change in revenue from a year ago reflects a change in the product/service mix on a significant West African project.
Middle East Asia Pacific
     Middle East, Asia Pacific revenue increased 7% in the first quarter 2008 compared to the first quarter 2007 and decreased 12% sequentially compared to the fourth quarter 2007. Middle East revenue was up 6% in the first quarter 2008 compared to the first quarter 2007 and compared to a 5% increase in the rig count. Revenue was down 16% in the first quarter 2008 compared to the fourth quarter 2007 reflecting expected seasonal decline in export sales primarily at Baker Oil Tools. Asia Pacific revenue was up 9% in the first quarter 2008 compared to the first quarter 2007 and compared to a 7% increase in the rig count; and down 7% compared to the fourth quarter 2007 and compared to an unchanged rig count.
Outlook
     The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Factors affecting these forward-looking statements are detailed below under the section titled “Forward-Looking Statements” in this news release. These statements do not include the potential impact of any stock repurchases, acquisition, disposition, merger, joint venture or other transaction or event that could occur in the future.
•	Outside of North America, revenue for the year 2008 is expected to increase in a percentage range from the low to mid-teens compared to the year 2007.

•	Corporate and other expenses, excluding interest expense and interest and dividend income are expected to be approximately $245 million.

•	Capital expenditures are expected to be approximately $1.3 billion for the year 2008.

•	Depreciation and amortization expense is now expected to be between $640 million and $650 million for the year 2008.

•	The tax rate on operating results for second, third and fourth quarters of 2008 is expected to be between 32% and 33%. The tax rate on operating results for the full year 2008 is now expected to be between 31.5% and 32.5%.
Conference Call
     The company has scheduled a conference call to discuss the results of today’s earnings announcement. The call will begin at 8:30 a.m. Eastern time, 7:30 a.m. Central time, on Tuesday, April 22, 2008. To access the call, which is open to the public, please contact the conference call operator at (800) 374-2469, or (706) 634-7270 for international callers, 20 minutes prior to the scheduled start time, and ask for the “Baker Hughes Conference Call.” A replay will be available through Tuesday, May 6, 2008. The number for the replay is (800) 642-1687, or (706) 645-9291 for international callers, and the access code is 39514631. The call and replay will also be web cast on www.bakerhughes.com/investor.
Forward-Looking Statements
     This news release (and oral statements made regarding the subjects of this release, including on the conference call announced herein) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “Forward–Looking Statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “may,” ”probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward–looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking-statements are also affected by the risk factors described in the company’s Annual Report on Form 10-K for the year ended December 31, 2007; the company’s subsequent quarterly reports on Form 10-Q; and those set forth from time to time in our other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the company’s website at http://www.bakerhughes.com/investor or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward–looking statement.
     Our expectations regarding our business outlook, including changes in revenue, pricing, expenses, capital spending, backlogs, profitability, tax rates, strategies for our operations, oil and natural gas market conditions, market share and contract terms, costs and availability of resources, economic and regulatory conditions, legal and regulatory matters, and environmental matters are only our forecasts regarding these matters.
     These forecasts may be substantially different from actual results, which are affected by many risks including the following risk factors and the timing of any of those risk factors:
     Oil and gas market conditions – the level of petroleum industry exploration and production expenditures; drilling rig and oil and natural gas industry manpower and equipment availability; the price of, and the demand for, crude oil and natural gas; drilling activity; excess productive capacity; LNG imports; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.
     Terrorism and geopolitical risks – war, military action, terrorist activities or extended period of international conflict, particularly involving the U.S., Middle East or other major petroleum–producing or consuming regions; labor disruptions, civil unrest or security conditions where we operate; expropriation of assets by governmental action.
     Pricing, market share and contract terms – our ability to implement and affect price increases for our products and services; the effect of the level and sources of our profitability on our tax rate; the ability of our competitors to capture market share; our ability to retain or increase our market share; changes in our strategic direction; the integration of newly-acquired businesses; the effect of industry capacity relative to demand for the markets in which we participate; our ability to negotiate acceptable terms and conditions with our customers, especially national oil companies; our ability to manage warranty claims and improve performance and quality; our ability to effectively manage our commercial agents.
     Costs and availability of resources – our ability to manage the rising costs and availability of sufficient raw materials and components (especially steel alloys, chromium, copper, carbide, lead, nickel, titanium, beryllium, synthetic and natural diamonds, chemicals, and electronic components); our ability to manage compliance related costs; our ability to recruit, train and retain the skilled and diverse workforce necessary to meet our business needs; manufacturing capacity and subcontracting capacity at forecasted costs to meet our revenue goals; the availability of essential electronic components used in our products; the effect of competition, particularly our ability to introduce new technology on a forecasted schedule and at forecasted costs; potential impairment of long–lived assets; the accuracy of our estimates regarding our capital spending requirements; unanticipated changes in the levels of our capital expenditures; the need to replace any unanticipated losses in capital assets; the development of technology by us or our competitors that lowers overall finding and development costs; labor–related actions, including strikes, slowdowns and facility occupations.
     Litigation and changes in laws or regulatory conditions – the outcome of pending litigation as well as the potential for unexpected litigation or proceedings; the legislative, regulatory and business environment in the U.S. and other countries in which we operate; costs and changes in processes and operations related to or resulting from the activities of the compliance monitor appointed to assess our Foreign Corrupt Practices Act policies and procedures in connection with previously reported settlements with the SEC and Department of Justice (“DOJ”) as well as compliance with the terms of the settlements; outcome of government and legal proceedings as well as costs arising from compliance and ongoing or additional investigations in any of the countries where the company does business; new laws, regulations and policies that could have a significant impact on the future operations and conduct of all businesses; changes in export control laws or exchange control laws; restrictions on doing business in countries subject to sanctions; customs clearance procedures; changes in laws in countries identified by management for immediate focus; changes in accounting standards; changes in tax laws or tax rates in the jurisdictions in which we operate; resolution of tax assessments or audits by various tax authorities; additional taxes incurred as a result of any resolution with the SEC and DOJ; ability to fully utilize our tax loss carryforwards and tax credits;

our ability to comply with the terms of our deferred prosecution agreement with the SEC and DOJ, including the application of that agreement to newly acquired businesses.
     Economic conditions – worldwide economic growth; the effect that high energy prices may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; the condition of the capital and equity markets in general and any impact on our ability to borrow to fund short-term cash requirements; our ability to estimate the size of and changes in the worldwide oil and natural gas industry. Changes in the price of our stock may affect the results and timing of our stock repurchase program.
     Environmental matters – unexpected, adverse outcomes or material increases in liability with respect to environmental remediation sites where we have been named as a potentially responsible party; the discovery of new environmental remediation sites; changes in environmental regulations; the discharge of hazardous materials or hydrocarbons into the environment.
          Baker Hughes provides reservoir consulting, drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry.
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